Exhibit 10.7

Jan 1, 2024

To: Victor Krahn

Re:	Offer of Position Dear Victor:

It is my pleasure to offer you a position with Maverick Lifestyle, Inc., (the “Company”). This letter is intended to set forth the terms of the offer.

If you accept this offer you will continue to act as CEO of the Company.

Commencing on the date hereof, your annual cash compensation base salary will be $36,000

On the date hereof, you will receive a grant (the “Stock Option Grant”) of stock options (the “Stock Options”) to purchase 120,000 shares of the Company’s common stock at an exercise price per share of $1.00. The Stock Options shall have a term of ten years and shall vest as follows: (i) 30,000 on the six month anniversary of the date hereof; and (ii) 30,000 per year for the subsequent three years in equal monthly installments, provided you are serving as CEO on such vesting date. The Stock Option Grant shall be made pursuant to the Maverick Lifestyle, Inc. 2023 Stock Plan (the “Stock Plan”), and shall in all respects be subject to the terms and conditions of such plan.

Notwithstanding anything else herein, it is understood that your position with the Company will be “at will”, subject to the Company policies, which may be amended from time to time, and may be terminated by you or the Company at any time and for any reason.

In order to protect the Company, you have assured us that:

(i) you have described your background truly and completely, revealing all information that may have impacted the Company’s decision to offer you a position;

(ii) your position with the Company will not violate any obligation you may have; and

(iii) you have no confidential material, documents, or other property of any employer or other person or entity that will be brought or utilized in any work performed for the Company under this Agreement.

Contemporaneously with your execution of this letter, you acknowledge that you are receiving Confidential Information of the Company or others dealing with the Company and that the Company will be expending resources to provide you with unique training with regard to the products and technology the Company is developing. You acknowledge that the Confidential Information provided to you and the unique training you will get, is valuable consideration for your promises in this letter. The term “Confidential Information” means any information concerning the Company’s business, technology, business relationships, financial affairs, trade secrets or any other proprietary information, which may be oral, written, graphic, machine-readable or in other tangible form, that the Company has not disclosed to the general public. “Confidential Information” also means all information whether of the Company or received by the Company from its licensors, licensees, suppliers, customers or third parties that the Company treats as confidential during the term of your engagement whether or not the information is regarded as a “trade secret” as defined by law. You acknowledge that the Confidential Information constitutes valuable trade secrets and agree to use the Confidential Information solely in accordance with the provisions of this letter agreement.

You agree not to disclose any Confidential Information to any person, without the Company’s prior written consent, other than agents of the Company who need to know the Confidential Information in order to fulfill their responsibilities for the Company. You agree not to use the Confidential Information for any purpose other than to fulfill your responsibilities for the Company. You further agree to safeguard the confidentiality of the Confidential Information by cooperating with the Company; taking all precautions the Company requires; using your best efforts to prevent the unauthorized disclosure of any Confidential Information; and delivering to the Company all copies of Confidential Information in your possession, custody, or control upon the earlier request of the Company or the termination of your position. These limitations do not apply to information that (i) is publicly available, (ii) was obtained by you from third parties without restrictions on disclosure, (iii) you knew prior to entering this letter agreement, (iv) was independently developed by you without the use of Confidential Information, or (v) is required to be disclosed by order of a court or other governmental entity.

During your engagement you agree to make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, formulae, techniques, trade secrets and other works of authorship (“Created Materials”) whether or not patentable or copyrightable, that are created, made, conceived, or reduced to practice (alone or jointly with others or under your direction) during the period of your engagement with the Company so long as it is applicable to the Company’s business.

With respect to Created Materials, you agree that:

(i) all work performed by you, including any copyrightable work, is on a “work for hire” basis and will be the sole and exclusive property of the Company, and you hereby assign and transfer to the Company and its successors all of your rights and interests in Created Materials to the Company;

(ii) you will complete and keep documentation of the conception, development and reduction to practice of Created Materials;

(iii) you will disclose all Created Materials, including your documentation, to the Company promptly and completely;

(iv) you will cooperate fully with the Company, both during and after the term of your engagement, to the procurement, maintenance and enforcement of the Company’s intellectual property rights in the Created Materials;

(v) you will sign any documents and assist the Company in any applications or proceedings that may be necessary to secure for the Company the ownership or protection of the Created Materials and any patents, copyrights or other proprietary rights related to the Created Materials. If necessary for the Company, you agree to do these things even after your engagement with the Company is over, in which case the Company will pay you a reasonable fee for the time that you spend on its behalf and reimburse you for any ordinary and necessary out of pocket expenses that you incur; and

(vi) you will deliver to the Company all Created Materials as well as all materials you received from Company for use in creating Created Materials when your engagement with Company is over.

Your obligations to the Company with respect to Confidential Information and Created Materials, however, will continue after your position with the Company is terminated. You also agree that the Company may assign this letter agreement to any successor company or entity.

You agree to be bound by the terms of this letter agreement for the duration of your engagement with the Company, throughout minor changes in responsibility and compensation.

This letter is governed by and interpreted according to the laws of the State of Nevada and you and the Company both agree to waive any right to a jury trial.

If this letter accurately states our agreement about your engagement, please sign the enclosed copy of the letter and return it to me whereupon this letter agreement will then be effective as of the date set forth above and will be the complete agreement between you and the Company with respect to your position with the Company and will supersede our previous discussions and communications.

Very truly yours,

Maverick Lifestyle, Inc.

By:	Victor Krahn

Agreed and Accepted:

/s/ Victor Krahn
Victor Krahn

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